SETTLEMENT AND RELEASE AGREEMENT

This SETTLEMENT AND RELEASE AGREEMENT (this "Agreement") made as of December 30, 2011 is entered into by and between Thomas K. Barry ("Plaintiff') and Corning Natural Gas Corporation ("CNG") ("Defendant").

WITNESSETH:

WHEREAS, in 2007, Plaintiff commenced an action ("the Key Man Action") against the Defendant In the United States District Court for the Western District of New York entitled Thomas K. Barry v. Corning Natural Gas Corporation, 6:07-CV-6388; and

WHEREAS, in 2010, Plaintiff commenced an action ("the Deferred Compensation Action") against the Defendant in the United States District Court for the Western District of New York entitled Thomas K. Barry v. Corning Natural Gas Corporation, IO-CV-6695;
(hereafter the Key Man Action and the Deferred Compensation Action may be collectively referred tons "the Actions.")

WHEREAS, the parties hereto desire to resolve and settle all disputes and controversies between and amongst them, including all disputes related to the Actions;

NOW THEREFORE, in consideration of the foregoing, and the mutual promises and warranties set forth herein, the parties, intending to be legally bound, do hereby agree as follows:

1. No Admission of Liability. This Agreement shall not in any way he construed as an admission by any party hereto that all or any of then has any liability, or has acted negligently or wrongfully in any manner toward, or has caused any damages to, the other.

2. Settlement Obligations.

(a) On or before January 15, 2012, Defendant, Corning Natured Gas Corporation shall pay $285,000 to Thomas K. Barry. The $285,000 shall consist of $228.000 for past due deferred compensation payments and $57,000 to reimburse Thomas K. Barry for his legal fees.

(b) Starting January 5, 2013, CNG shall pay Thomas K. Barry $40,000, plus interest at 4%, compounded annually, on or before January 5 of each year, for the longer of ten years or Thomas K. Barry's lifetime. By way of example, CNG shall pay Thomas K. Barry $40,000 on or before January 5, 2013, $41,600 on or before January 5, 2014 and $43,264 on or before January 5, 2015, with payments continuing as set forth above.

(c) CNG will provide Thomas K. Barry a $500,000 term life insurance policy effective January 5, 2012, and continuing through January 5, 2031 provided that CNG can obtain the policy for less than $15,000 in annual premiums. In the event CNG cannot with reasonable effort obtain such a policy, CNG shall pay Mr. Barry $15,000 per year, on or before January 5th of each year until Mr. Barry dies, but in no event shall CNG make fewer than ten such payments or more than 20 such payments to Mr. Barry or his estate (i.e. guaranteed 10 annual payments.

(d) The parties shall keep the terms of this settlement Agreement confidential provided that the parties to this Agreement shall make such disclosures by law, including to the New York State Public Service Commission and the Securities and Exchange Commission, and shall be entitled to disclose the terms of this Agreement to their legal counsel and financial advisors. The sole remedy for any violation of this confidentiality provision shall be injunctive relief.

(e) This agreement is subject to approval by CNG's board of directors. This agreement shall be presented to the Board on or before December 13, 2011 for its consideration.

(f) CNG shall provide Thomas K. Barry with Medicare supplement coverage including a prescription rider under the same coverage terms of other CNG retirees at no cost to Thomas K. Barry and at CNG's cost for-the remainder of Mr. Barry's life, commencing January 1, 2012. In the event the Company terminates post retirement Medicare supplemental coverage including a prescription rider, the Company will acquire for Thomas Barry a policy providing those same benefits as they existed as of the date of this Agreement. If such coverage is not available, the Company will obtain a policy providing coverage that is as close as possible to the coverage provided retirees today.

(g) CNG shall provide Susan Skrocki Barry with single person coverage under CNG's health insurance plan at CNG's cost and at no cost to Susan Barry, commencing January 1, 2012 for the remainder of Susan Barry's life, provided, however that once she reaches age 65 or becomes eligible for Medicare, CNG will pay Medicare Supplemental and prescription rider premiums for her and shall stop providing her the Company's single person health plan coverage for her at that time. In the event the Company terminates single person coverage under the Company's Health insurance plan before Susan Barry reaches age 65 or becomes eligible for Medicare, the Company will acquire for Susan Barry a policy providing until she reaches age 65 or becomes eligible for Medicare those same benefits as they existed as of the date of this Agreement. If such coverage is not available, the Company will obtain a policy providing until she 'reaches age 65 or becomes eligible for Medicare, coverage that is as close as possible to the single person coverage provided under the Company's health insurance plan as of today.

(h) The parties shall discontinue the Actions with prejudice upon the execution of this final settlement Agreement

(i) It is the intent of this Agreement to finally resolve all Issues and disputes between the parties.

(j) Upon Plaintiff's Counsels' receipt of the final executed settlement
Agreement, Plaintiff's Counsel shall file notices of dismissal with prejudice: in both Actions pursuant to Rule 4i (a)(1)(t) of the Federal Rules Civil Procedure dismissing the Actions with prejudice. Such notices of dismissal shall explicitly state that each Action is being dismissed with prejudice.

3, General Releases. Subject to full payment of the Settlement Payment in paragraph 2 above, and subject to fulfillment of all of the terms, and conditions set forth in this Agreement, Thomas K. Barry on behalf of himself and his affiliates, agents, representatives, heirs, executors, attorneys, successors and assigns, releases and forever discharges CNG and each of its insurers, branches, affiliates, subsidiaries, parents, members, shareholders, agents, officers, managers, directors, representatives, heirs, executors, attorneys, successors and assigns, from any and all liabilities, charges, claims, causes of action or suits of whatever kind of nature, absolute, contingent, unliquidated or otherwise, including, but not limited to, any rights, obligations or claims arising out of or related to the Actions, which liabilities, charges, claims, causes of action or suits Thomas K. Barry and/or his affiliates, agents, representatives, heirs, executors, attorneys, successors and assigns can, shall or may have against Defendant or its affiliates, members, agents, officers, managers, representatives, heirs, executors, attorneys, employees, successors and assigns for, upon or by reason of any matter, cause or thing whatsoever, occurring from the beginning of the world through the date of this Agreement. Specifically, without limitation, the foregoing release shall include and apply to any rights and/or claims; (i) arising under any contract, express or implied, written or oral; (ii) for tort, tortuous or harassing conduct, infliction of mental distress, interference with contract, fraud, libel or slander; and (iii) for damages, including without limitation, punitive or compensatory damages, or for attorneys' fees, expenses, costs, wages, injunctive or equitable relief.

CNG and each of its branches, affiliates, subsidiaries, parents, agents, in their capacity as agents, officers and managers in their capacities as officers and managers, directors in their capacity as directors, representatives, successors and assigns, in exchange for Thomas K. Barry's execution of this Agreement, hereby release Thomas K. Barry, his heirs, executors. administrators, spouse, agents and representatives from any and all claims, demands, disputes, causes of action, contracts, promises, damages, expenses, lawsuits and attorneys' fees of any kind, whether contingent or liquidated, and whether in tort, contract or in equity, which CNG now has or which hereafter may accrue on account of any known or unknown event which occurred prior to the execution of this Agreement.

The Parties agree that these are universal mutual releases which ate intended to he construed as broadly as possible.

4. Amendments. No amendments, modifications or variations of the terms of this Agreement shall be valid unless made in writing and executed by all parties hereto.

5. Agreement Construction. The parties hereto have each participated in the drafting of this Agreement with the assistance of their respective counsel, Therefore, the language of this Agreement shall not be presumptively construed either in favor or against any of the parties hereto.

6. Representations and Warrantees. The parties, by and through their authorized agents and representatives, hereby represent and warrant to each other that they are the sole owners of all the claims, rights, counts, causes of action, obligations, debts and demands which are intended to he released by the parties pursuant to this Agreement and which are in fact released by the parties pursuant to this Agreement and that no other persons or entities have any interest, by assignment, in any of the claims, rights, counts, causes of action, obligations, debts and demands referred to herein. Further, the parties, by and through their authorized agents and representatives, represent and warrant that they have the authority on behalf of the parties and do hereby make this Agreement and release the claims, rights, counts, causes of action, obligations. debts and demands referred to herein,

7. Counterparts. This Agreement may be executed via facsimile or other electronic transmission in any number of counterparts and by the separate parties in separate counterparts, each of which shall be deemed to constitute an original and all of which shall be deemed to constitute the one and the same instrument.

8. Entire Agreement. The Agreement is an integrated Agreement, containing the entire understanding among the parties regarding the matters addressed herein, and except as set forth in this Agreement, no representations, warranties or promises have been made or relied upon by the parties to this Agreement. The Agreement shall prevail over prior communications regarding the matters addressed herein,

9. Successors and Assigns. This Agreement shall be binding in all respects on the parties' successors and assigns. Except, as expressly set forth herein, no party hereto shall assign any of their rights or obligations under this Agreement.

10. Severabilty. A finding of invalidity as to any provision or section of this Agreement shall only void that provision or section and no other, and this Agreement shall he construed as if the invalid provision or section thereof were not contained in this Agreement

11. Performance. The parties hereto agree to execute all documents and to do all things necessary or appropriate to fully effectuate the terms of this Agreement.

12. Headings. Section headings contained herein are for purposes of organization only and shall not constitute part of this Agreement.

13. Governing Law, Jurisdiction: Service of Process. This Agreement shall be governed by the laws of the State of New York, without regard to its conflicts of law principles. Any action or proceeding seeking to enforce any provision of or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, or it has or can acquire jurisdiction, in the United States District Court for the Western District of New York, and each of the parties consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may he served on any party anywhere in the world.

IN WITNESS WHEREOF the parties have affixed their signatures hereto as of the date set forth in the preamble

CORNING NATURAL GAS CORPORATION

By: Date:

Michael I. German

By: /S/ Thomas K. Barry Date: 12/30/2011

Thomas K. Barry